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                                                                     EXHIBIT 5.1

                         (LETTERHEAD OF PHELPS DUNBAR
                                 APPEARS HERE)

 VIRGINIA BOULET
     PARTNER
NEW ORLEANS OFFICE
 (504) 584-9286

                                                                         8916-29
                               October 31, 1994

     Whitney Holding Corporation
     228 St. Charles Avenue
     New Orleans, Louisiana 70130


     Re:  Whitney Holding Corporation
     Registration Statement on Form S-3


     Ladies and Gentlemen:

         We have acted as counsel to Whitney Holding Corporation (the "Company") in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") relating to an aggregate of 200,000 shares of the Company's common stock, no par value per share (the "Common Stock"), that may be sold, from time to time, by Whitney National Bank, as trustee (the "Trustee") of the Whitney National Bank Retirement Plan (the "Plan"). In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

         In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

         Based upon the foregoing and subject to the limitations,
     qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Common Stock has been duly
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     authorized and legally issued, and is fully paid and non-assessable, and will remain as such when sold by the Trustee on behalf of the Plan.

     The foregoing opinions are limited to the laws of the State of Louisiana and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

     This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                         Very truly yours,



                                         PHELPS DUNBAR, L.L.P.